Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement No. 333-90890 on Form S-3 and Registration Statement No. 333-112628 on Form S-8 of our reports dated December 13, 2010, relating to our audits of the consolidated financial statements and financial statement schedule, and the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Allied Healthcare International Inc. for the year ended September 30, 2010.
/s/ EisnerAmper LLP
New York, New York
December 13, 2010